Exhibit 99.1

For More Information, Press Only:

Stuart Hanson

(253) 677-5337

shanson@radiantdelivers.com

RADIANT LOGISTICS ACQUIRES LOS ANGELES BASED OPERATING PARTNER MARVIR LOGISTICS

BELLEVUE, Wash., Nov. 1, 2012 - Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international logistics services company, today announced it has completed the acquisition of the assets of its operating partner Marvir Logistics, a privately held company based in Los Angeles that has operated under the Company's Airgroup brand since 2006.  The Company structured the transaction similar to its previous acquisitions with a portion of the expected purchase price payable in subsequent periods based on the future performance of the acquired operation.

On a post-closing basis, Marvir will continue operating under the Airgroup brand through the remainder of 2012 and is expected to transition to the Radiant brand in early 2013 as Marvir is combined with existing Company owned operations in Los Angeles.  The combination is also expected to provide meaningful cost synergies associated with the elimination of redundant facilities.   Michael St. Julien will continue in his role as Regional Director responsible for operations of the newly combined organization that is expected to generate approximately $15.0 million per year in revenue. Walter Benvenuto will continue in a leadership role as Vice President of Sales managing the sales team of the newly combined organization. Tom Bowling will be transitioning into a well-earned retirement after 40 years of service in the transportation industry.

Tom Bowling, of Marvir commented, "Back in 2006 we were looking to align ourselves with a partner who shared our passion for the business. We found that, and so much more with Radiant. As an early partner and shareholder, it has been exciting to watch and be a part of the building momentum of the Radiant network. Bohn and the Radiant team have – in short – done what they said they were going to do: provide an environment that allowed us to build our business, share in the value creation opportunity as shareholders and transition our business in a way that met our own personal goals while ensuring that the interests of our customers and employees were taken into consideration. Radiant has a real appreciation for the needs of the local owner/entrepreneur and a clear and achievable plan for building a world-class logistics organization. I believe their value proposition will continue to attract and bring value to a great number of logistics entrepreneurs going forward and I am looking forward to their continued success."

"The Marvir transaction and our long-standing partnership with Tom and Walter are significant to the evolution of Radiant Logistics," remarked Radiant's Founder and CEO, Bohn Crain. "We launched Radiant in January of 2006 with the goal of bringing value to logistics entrepreneurs like Tom and Walter who would benefit from our unique value proposition with the immediate opportunity to become shareholders and share in the value that they were helping to create and the longer term opportunity to take advantage of the built-in exit strategy available to the entrepreneurs participating in our network. It was September of 2006 when we welcomed Tom and Walter to the network.  Marvir was truly the first new station to join the Radiant family and they have led the way for many that have followed.  From the beginning they have participated as shareholders and as one of the larger operating partners in our network. We are very proud to be able to support them in this transaction and help them reach their own individual goals."

Crain continued: "We believe that the Marvir transaction is also indicative of the broader opportunity available to us in the marketplace and that there will be more entrepreneurs, both internal and external to our existing network, that will look to join our ranks. This remains a very exciting time in the evolution of Radiant. Our value proposition continues to gain traction within the forwarding community and we remain confident that our growth strategy will continue to bring value to our operating partners, shareholders and the end customers that we serve."

About Radiant Logistics: (NYSE MKT: RLGT)

Radiant Logistics (www.RadiantDelivers.com) is a non-asset based transportation and logistics company providing domestic and international freight forwarding and fulfillment services through a network of company-owned and exclusive agent offices across North America.  The company operates under the Radiant, Airgroup, Adcom, and DBA brands servicing a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding future operating performance, events, trends and plans. Such statements may include, without limitation, statements with respect to the Company's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC"), copies of which are available from the SEC or may be obtained upon request from the Company.

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